CERTIFICATE OF DESIGNATIONS
OF
NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
SAYA INTERNATIONAL CORPORATION

(Puruant to Section 151 of the General Corporation Law of the State of Delaware)

     SAYA INTERNATIONAL CORPORATION (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, does HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created, out of the two thousand (2,000) shares of Preferred Stock, without a par value, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation, to be designated "Non-Voting Convertible Preferred Stock", consisting of one thousand (1,000) shares, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock): Non-Voting Convertible Preferred Stock:

     Section 1. Designation and Amount. The shares of this series shall be designated as "Non-Voting Convertible Preferred Stock" (the "Preferred Stock") and the number of shares constituting the Preferred Stock shall be one thousand (1,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Stock.      Section 2. Dividends.Holders of shares of the Preferred Stock shall not be entitled to dividends.

     Section 3. Voting Rights. Holders of shares of the Preferred Stock shall have no voting rights on any Corporation matter.

     Section 4. Reacquired Shares. Any shares of the Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

     Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution, shall be made to the holders of shares of stock ranking junior to the Preferred Stock unless, prior thereto, the holders of shares of the Preferred Stock shall have received one hundred dollars ($100.00) per share. In the event the net assets of the Corporation are not sufficient to return the one hundred dollars ($100.00) per share to the holder of the Preferred Stock, each such holder shall share pro-rata in proportion to the dollar amount of the par value of their respective holdings.

     Section 6. Rank. The Preferred Stock shall rank, with respect to the distribution of assets, senior to all series of any other class of stock of the Corporation.

     Section 7. Conversion. The Preferred Stock may be converted at any time, at the option of the holder, into Common Stock upon the presentation of a duly executed Preferred Stock certificate with instructions to convert said shares into Common Stock. The Preferred Stock include a reset provision in their conversion and shall be convertible as follows:

     Section 8. Transferability. The Preferred Stock shall not be transferable, provided that in the event of the death of a holder of shares of the Preferred Stock, to the heirs or estate of such person.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this 12th day of June, 2018.

SAYA INTERNATIONAL CORPORATION

/s/ William Wassink

____________________

Name: William Wassink

Title: Chairman of the Board of Directors

/s/ Cheryl Marshall

____________________

Name: Cheryl Marshall

Title: Secretary